Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results
SAN FRANCISCO, February 20, 2020 — The Federal Home Loan Bank of San Francisco today announced its 2019 operating results. Net income for 2019 was $327 million, compared with net income of $360 million for 2018. Net income for the fourth quarter of 2019 was $113 million, compared with net income of $73 million for the fourth quarter of 2018.
The $33 million decrease in net income for 2019 primarily reflected a decrease in net interest income, partially offset by an increase in other income. Net interest income decreased by $70 million, from $601 million for 2018 to $531 million for 2019. This decrease was primarily attributable to lower spreads on interest-earning assets as well as a retrospective adjustment of the effective yields on mortgage loans driven by a lower interest rate environment.
In addition, net interest income was affected by new hedge accounting guidance adopted on January 1, 2019, which required changes in the fair value of a derivative that was designated as a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, to be recorded in net interest income with the earnings effect of the hedged item, instead of other income. The guidance was applied prospectively, so the gains and losses on fair value hedges for 2018 are presented in other income, while the gains and losses on fair value hedges for 2019 are presented in net interest income. Net fair value losses for 2019 on designated fair value hedges recorded in net interest income were $10 million, contributing to the decline in net interest income.
Other income for 2019 increased by $32 million, which primarily reflected an improvement in net fair value losses associated with derivatives and financial instruments carried at fair value, as well as the effect of the new accounting guidance.
The $40 million increase in net income for the fourth quarter of 2019 primarily reflected an increase in net fair value gains associated with derivatives, hedged items, and financial instruments carried at fair value.
Total assets decreased $2.5 billion during 2019, to $106.8 billion at December 31, 2019, from $109.3 billion at December 31, 2018. Total advances decreased $8.0 billion, to $65.4 billion at December 31, 2019, from $73.4 billion at December 31, 2018. Investments increased $5.2 billion, to $37.6 billion at December 31, 2019, from $32.4 billion at December 31, 2018, primarily reflecting an increase of $8.6 billion in available-for-sale (AFS) securities, partially offset by a decrease of $3.5 billion in held-to-maturity securities.
Accumulated other comprehensive income increased by $39 million during 2019, to $274 million at December 31, 2019, from $235 million at December 31, 2018, primarily as a result of improvement in the fair value of mortgage-backed securities classified as AFS.
As of December 31, 2019, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.2%, exceeding the 4.0% requirement. The Bank had $6.6 billion in permanent capital, exceeding its risk-based capital requirement of $1.5 billion. Total retained earnings as of December 31, 2019, were $3.5 billion.
Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the fourth quarter of 2019 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $54 million, including $2 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the first quarter of 2020. The Bank expects to pay the dividend on March 12, 2020.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2019	Dec. 31, 2018
Total Assets	$106,842	$109,326
Advances	65,374	73,434
Mortgage Loans Held for Portfolio, Net	3,314	3,066
Investments[1]	37,637	32,381
Consolidated Obligations:
Bonds	71,372	72,276
Discount Notes	27,376	29,182
Mandatorily Redeemable Capital Stock	138	227
Capital Stock - Class B - Putable	3,000	2,949
Unrestricted Retained Earnings	2,754	2,699
Restricted Retained Earnings	713	647
Accumulated Other Comprehensive Income/(Loss)	274	235
Total Capital	6,741	6,530

Selected Other Data at Period End	Dec. 31, 2019	Dec. 31, 2018
Regulatory Capital Ratio[2]	6.18%	5.97%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Net Interest Income	$165	$146	$531	$601
Other Income/(Loss)	10	(15)	21	(11)
Other Expense	49	49	187	187
Affordable Housing Program Assessment	13	9	38	43
Net Income	$113	$73	$327	$360

	Three Months Ended		Twelve Months Ended
Selected Other Data for the Period	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Net Interest Margin[3]	0.63%	0.55%	0.50%	0.55%
Operating Expenses as a Percent of Average Assets	0.17	0.15	0.15	0.13
Return on Average Assets	0.43	0.27	0.31	0.32
Return on Average Equity	6.82	4.40	4.92	5.42
Annualized Dividend Rate[4]	7.00	7.00	7.00	7.00
Annualized Special Dividend Rate[4]	N/A	6.44	N/A	1.51
Average Equity to Average Assets Ratio	6.37	6.21	6.21	5.98

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2019, was $6.6 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	In the fourth quarter of 2018, the Bank paid a special dividend of 6.44% in addition to a quarterly dividend of 7.00%.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com